                                                                     Exhibit 2.1

                           BUSINESS PURCHASE AGREEMENT



                                      among


1. AdLINK Internet Media AG, a stock corporation incorporated under the laws of the Federal Republic of Germany with corporate seat in Montabaur, registered in the commercial register of the local court of Montabaur under HRB 5432,

                                - hereinafter referred to as the "Purchaser 1" -

                                     and

2. AdLINK Internet Media AS, a company incorporated under the laws of Norway with corporate seat in Oslo, registered in Bronnoysund under No. 979344929.

                                - hereinafter referred to as the "Purchaser 2" -

                                     and

3. AdLINK Internet Media SA, a company incorporated under the laws of France with corporate seat in Paris, registered in Paris under R.C.S. Paris No. B 404 433 534.

                                - hereinafter referred to as the "Purchaser 3" -

                                     and

4. AdLINK Internet Media AB, a company incorporated under the laws of Sweden with corporate seat in Stockholm, registered in Stockholm under No. 556537-3460.

                                - hereinafter referred to as the "Purchaser 4" -

                                     and

5. AdLINK Internet Media S.L.U., a company incorporated under the laws of Spain, with corporate seat in Madrid, registered in Madrid under No. B 822296 18.

                                - hereinafter referred to as the "Purchaser 5" -

                                     and

6. United Internet AG, a stock corporation incorporated under the laws of the Federal Republic of Germany with corporate seat in Montabaur, registered in the register of the local commercial court of Montabaur under HR B 5762

                         - hereinafter referred to as the "Purchaser's Parent" -

                         - Purchaser 1, Purchaser 2, Purchaser 3, Purchaser 4
                           and Purchaser 5 are hereinafter together referred to as the "Purchasers" -

                                     and

7. Channon Management Limited, a company incorporated under the laws of the British Virgin Islands with corporate seat in Tortola, British Virgin Islands, registered in the company register of the British Virgin Islands, under No. 466516,

                                   - hereinafter referred to as the "Seller 1" -

                                     and

8. DoubleClick Norway AS, a company incorporated under the laws of Norway, with corporate seat in Oslo, Norway, registered in the company register in Norway under No. 979980116,

                                   - hereinafter referred to as the "Seller 2" -

                                     and

9. DoubleClick France SARL, a company incorporated under the laws of France, with corporate seat in Nanterre, France, registered in the company register in France under No. B 418633947,

                                  - hereinafter referred to as the "Seller 3 " -

                                     and

10. DoubleClick Sweden AB, a company incorporated under the laws of Sweden, with corporate seat in Stockholm, Sweden, registered in the company register in Sweden under No. 556575 - 3943 C,

                                   - hereinafter referred to as the "Seller 4" -
                                     and

11. DoubleClick Espana SL, a company incorporated under the laws of Spain, with corporate seat in Madrid, Spain, registered in the company register in Spain under No. B 81857732,

                                   - hereinafter referred to as the "Seller 5" -

                                     and

12. DoubleClick Scandinavia AB, a company incorporated under the laws of Sweden, with corporate seat in Stockholm, Sweden, registered in the company register in Sweden under No. 556418 - 4413,

                                   - hereinafter referred to as the "Seller 6" -

                                     and

13. DoubleClick Inc., a corporation incorporated under the laws of the State of Delaware, United States with corporate seat in New York, NY,

                                  - hereinafter referred to as the "Guarantor" -

                                  - Seller 1, Seller 2, Seller 3, Seller 4,
                                  Seller 5 and Seller 6 are hereinafter together referred to as the "Sellers" -

                                TABLE OF CONTENTS

DEFINITIONS..........................................................................................6

RECITALS:...........................................................................................10

ARTICLE 1 - SALE OF SHARES, MAJORITY INTERESTS AND ASSETS...........................................11

ARTICLE 2 - CONDITIONS PRECEDENT....................................................................12

ARTICLE 3 - PURCHASE PRICE..........................................................................13

ARTICLE 4 - CONTRACT ACCOUNTS.......................................................................15

ARTICLE 5 - SPECIFIC PROVISION ON THE TRANSFER OF ASSETS AND EMPLOYEES..............................17

ARTICLE 6 - LEGAL RELATIONS BETWEEN SELLER AND THE COMPANIES AND PURCHASER AND GUARANTOR............22

ARTICLE 7 - CLOSING.................................................................................22

ARTICLE 8 - TAXES...................................................................................25

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES OF SELLERS...............................................26

         9.1      ENFORCEABILITY, NO CONFLICT.......................................................26

         9.2      CORPORATE.........................................................................27

         9.3      OWNERSHIP.........................................................................28

         9.4      FINANCIAL STATEMENTS..............................................................29

         9.5      EMPLOYEES AND EMPLOYEE BENEFITS...................................................29

         9.6      LITIGATION........................................................................30

         9.7      SURETIES..........................................................................30

         9.8      BUSINESS INFORMATION..............................................................31

         9.9      INSURANCE.........................................................................31

         9.10     APPROVALS AND LICENSES............................................................31

         9.11     REAL PROPERTY.....................................................................31

         9.12     MATERIAL AGREEMENTS...............................................................31

         9.13     CUSTOMERS/SUPPLIERS...............................................................33

         9.14     PUBLIC GRANTS.....................................................................33

         9.15     TRANSACTION FEES..................................................................33

         9.16     IP/IT.............................................................................33

         9.17     MATERIAL ADVERSE EFFECT...........................................................34

ARTICLE 10 - BREACH OF REPRESENTATIONS OR WARRANTIES OF SELLERS AND LIMITATION OF
             CLAIMS OF PURCHASER ...................................................................34

ARTICLE 11 - GUARANTEE (SELBSTANDIGES GARANTIEVERSPRECHEN)..........................................35

ARTICLE 12 - IMPLEMENTATION, COOPERATION............................................................35

ARTICLE 13 - ADVISORS COST..........................................................................36

ARTICLE 14 - RESTRUCTURING COSTS....................................................................36

ARTICLE 15 - CONDUCT OF BUSINESS/FURTHER COVENANTS..................................................38

ARTICLE 16 - NON-COMPETITION COVENANTS..............................................................39

ARTICLE 17 - LIMITATION OF LIABILITY/EXCLUSION OF RESCISSION........................................40

ARTICLE 18 - COSTS AND TAXES........................................................................40

ARTICLE 19 - MISCELLANEOUS..........................................................................40


                                   DEFINITIONS

"Accounting Date" shall mean the date prior to Closing, 24:00 hours.

"Ad Network" shall mean an advertising network operated by a party consisting of (i) advertising inventory whether owned by a Party or any of its Affiliates or a third party in any digital medium (e.g., Web site on the Internet or mobile Web, digital television), and (ii) advertising inventory available on email newsletters.

"Adjusted Purchase Price" shall have the meaning defined in Article 3.2.

"Advisors Costs" shall have the meaning defined in Article 13.1.

"Affiliate" shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

"Agreement" shall mean this agreement and its Annexes.

"Assets" shall have the meaning defined in Recital B.

"Audited Financial Statements" shall have the meaning defined in Article 9.4.1.

"Best Knowledge of the Sellers" shall mean the actual knowledge of (i) the managing directors of the Sellers and (ii) the officers of the Guarantor significantly involved in the evaluation and negotiation of this Agreement, and the knowledge these persons would have had after reasonable inquiry and investigation.

"Business" shall have the meaning defined in Recital F.

"Business Information" shall have the meaning set forth in Article 5.1.

"Cash" shall mean cash and cash equivalents as defined under U.S. GAAP.

"Closing" shall have the meaning defined in Article 7.1.

"Company" shall have the meaning defined in Recital B.

"Contract Accounts" shall have the meaning set forth in Article 4.1.

"Date of Signing" shall mean November 12, 2001.

"Effective Date" shall mean the day following the Accounting Date, 00:00 hours.

"EMEA Media Business" shall have the meaning defined in Article 16.1.

"Employee Benefit Plan" shall mean any employer benefit plan entitling any Employee to pension payments.

"Employees" shall have the meaning defined in Article 9.5.4.

"Estimated Purchase Price" shall have the meaning set forth in Article 3.4.

"European Media Business" shall have the meaning defined in Recital A.

"Financial Debt" shall mean debenture loans, liabilities due to banks and financial institutions, other indebtedness for monies borrowed including shareholder loans (including financing leases to the extent they have to be treated as indebtedness under U.S. GAAP) and any payment obligations towards the Guarantor and its Affiliates other than the Company, the Subsidiaries and the Partially Owned Companies, all as determined in accordance with U.S. GAAP.

"Financial Statements" shall have the meaning defined in Article 9.4.1.

"German Banking Day" means any day on which banks are open for public business in the German state of Hesse.

"Majority Interests" shall have the meaning defined in Recital D.

"Material Adverse Effect" shall have the meaning defined in Article 9.17.

"Material Agreements" shall have the meaning defined in Article 9.12.1.

"Net Asset Value" shall mean (1) the sum of (i) gross accounts receivable
         (except for reimbursement of Taxes) minus reserves for accounts receivable where reserves are set equal to 10% of the gross accounts receivable, (ii) prepaid assets, (iii) other current assets (including deposits under lease agreements), and (iv) net property, plant and equipment which shall be deemed to be zero for those parts of the Business that are sold hereunder in an asset transaction and those parts of the Business that are held by the Company, minus (2) the sum of (i) accounts payable and (ii) accrued expenses and other current liabilities (except Taxes). For the avoidance of doubt, net intangible assets, other long-term assets, accrued non-cash compensation, deferred revenues and Financial Debt shall be deemed zero for purposes of the determination of the Net Asset Value. All of the above terms shall be interpreted in accordance with U.S. GAAP.

"Partially Owned Companies" shall have the meaning defined in Recital D.

"Permitted Liens" shall have the meaning defined in Article 9.3.1.

"Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Purchase Price" shall have the meaning defined in Article 3.2.

"Purchaser's Contract Accounts" shall have the meaning defined in Article 4.6.

"Purchaser Prohibited Advertiser" shall mean an advertiser for which the primary decision maker with respect to a given online advertising campaign is based in the advertiser's office in the Purchaser Prohibited Territory; provided, however, that if an advertiser is represented by an advertising agency with respect to a given online advertising campaign, the primary decision maker shall be deemed to be the agency's primary decision maker for that campaign.

"Purchaser Prohibited Network" shall mean an advertising network consisting of
         (i) advertising inventory whether owned by a third party or by the Purchaser or any of its Affiliates in any digital medium (e.g., Web site on the Internet or mobile Web, digital television) that is comprised of content primarily for users in the Purchaser Prohibited Territory, and (ii) advertising inventory available on email newsletters that are primarily managed by the newsletter owner from an office in the Purchaser Prohibited Territory.

"Purchaser Prohibited Territory" shall mean all countries and territories other than those located in Europe, the Middle East and Africa.

"Restructuring Costs" shall have the meaning defined in Article 14.2.

"Seller Prohibited Advertiser" shall mean an advertiser for which the primary decision maker with respect to a given online advertising campaign is based in the advertiser's office in the Seller Prohibited Territory; provided, however, that if an advertiser is represented by an advertising agency with respect to a given online advertising campaign, the primary decision maker shall be deemed to be the agency's primary decision maker for that campaign.

"Seller Prohibited Network" shall mean an advertising network consisting of (i) advertising inventory whether owned by a third party or by the Seller or any of its Affiliates in any digital medium (e.g., Web site on the Internet or mobile Web, digital television) that is comprised of content intended primarily for users in the Seller Prohibited Territory, and (ii) advertising inventory available on email newsletters that are primarily managed by the newsletter owner from an office in the Seller Prohibited Territory.

"Seller Prohibited Territory" shall mean the countries and territories located in Europe, the Middle East and Africa.

"Seller's Contract Account" shall have the meaning defined in Article 4.3.

"Seller's Price Computation" shall have the meaning defined in Article 4.4.

"Shares" have the meaning defined in Recital B.

"Subsidiaries" shall have the meaning defined in Recital E.

"Taxes" shall mean all kinds of taxes, including direct taxes (regarding income, profit and capital (gains)), surcharges, ancillary charges and indirect taxes, as well as any interests, fines and levies owed as a result of or in connection with such taxes.

"Transaction" shall refer to the sale and transfer contemplated in this Agreement as well as all other agreements, undertakings and declarations entered into and given in connection thereto in this Agreement.

"Unadjusted Purchase Price" shall have the meaning defined in Article 3.1.

"U.S. GAAP" shall have the meaning defined in Article 9.4.1.

                                    RECITALS:

(A) The Guarantor, through directly and indirectly wholly owned subsidiaries or companies in which it holds majority participations, operates in Europe a "media business," which is active in the sale to advertisers of Internet advertising inventory on unaffiliated third party Web sites organized in an advertising network managed by Guarantor or its Affiliates (the "European Media Business"), and a "tech business," which provides technological services, such as Internet ad delivery, targeting technology services, and email ad delivery services to customers.

(B) Seller 1 is a company, indirectly wholly owned by the Guarantor, which (beneficially) holds 100% of the shares in DoubleClick International Internet Sales Ltd., Ireland (hereinafter referred to as the "Company"). Legal title in this interest belongs to Seller 1's parent. The Company has the following issued and outstanding share capital, which is divided in the following shares (hereinafter referred to as the "Shares"):

                           25,989,616 ordinary shares.

         Further, certain assets, contracts and liabilities of the Guarantor's European Media Business are held by DoubleClick France SARL, DoubleClick Norway AS, DoubleClick Sweden AB, and DoubleClick Espana SL. These assets, contracts, liabilities, and additional liabilities of DoubleClick GmbH Deutschland, DoubleClick Europe Ltd. and DoubleClick International TechSolutions Ltd., also forming part of the European Media Business are listed in Annex B hereto (hereinafter collectively referred to as the "Assets"). The individual assets, contracts and liabilities that are subject to the sale and purchase hereunder will be mutually individualized, where necessary, at Closing in accordance with the categories named in Annex B.

(C) Seller 1 (beneficially) holds majority interests in the following entities:

         DoubleClick Benelux Ltd.        (share capital held by Seller 1: 73.1%)
         DoubleClick Italy Ltd.            (share capital held by Seller 1: 88%)

         Legal title to these interests belongs to Seller 1's parent.

(D) Seller 6 holds a majority interest (together with the majority interests in DoubleClick Benelux Ltd. and DoubleClick Italy Ltd. hereinafter referred to as the "Majority Interests") in the following entity:

         DoubleClick Danmark A/S           (share capital held by Seller 6: 70%)
         (together with DoubleClick Benelux Ltd. and DoubleClick Italy Ltd. hereinafter referred to as the "Partially Owned Companies")

(E) DoubleClick Benelux Ltd. is the sole shareholder of DoubleClick Benelux BV, and is an Irish limited liability company with corporate seat in Dublin, Ireland and an issued and outstanding share capital of 10,000 ordinary shares. DoubleClick Italy Ltd. is the sole shareholder of DoubleClick Italy Srl, and is an Irish limited liability company with corporate seat in Dublin, Ireland and an issued and outstanding share capital of 1,000 ordinary shares. The Company is the sole shareholder of DoubleClick International Internet Purchasing Ltd., an Irish limited liability company with corporate seat in Dublin, Ireland and an issued and an outstanding share capital of two ordinary shares. (DoubleClick Benelux B.V., DoubleClick Italy Srl and DoubleClick International Internet Purchasing Ltd. are hereinafter collectively referred to as the "Subsidiaries.")

(F) The Sellers are interested in selling the Shares, the Majority Interests, the Subsidiaries and the Assets to the Purchasers, who are interested in acquiring such Shares, Majority Interests and the Assets from the Sellers, both as set out in more detail herein. The Shares, the Subsidiaries, the Majority Interests and the Assets are together referred to as the "Business."

This being premised, the contracting parties agree as follows:

           ARTICLE 1 - SALE OF SHARES, MAJORITY INTERESTS AND ASSETS

1.1 Seller 1 hereby sells to Purchaser 1, who accepts such sale, the legal and beneficial ownership in the Shares and the Majority Interests in DoubleClick Benelux Ltd. and DoubleClick Italy Ltd. with effect as of the Effective Date. Seller 6 hereby sells to Purchaser 1, who accepts such sale, the Majority Interest in DoubleClick Danmark A/S with effect as of the Effective Date. The parties will cooperate to comply with any local law requirements that relate to the sale of the Shares and the Majority Interests.

1.2 Together with the title to the Shares and the Majority Interests all ancillary rights, including any rights to profits of the Companies and Partially Owned Companies not yet distributed prior to the Effective Date that relate to the Shares or the Majority Interests, are sold to Purchaser 1.

1.3 Seller 1 and Seller 6 or an Affiliate of either of them may purchase all or part of the minority interests in the respective Partially Owned Companies prior to the Effective Date. The purchase and sale under this Agreement shall extend to such participations owned by the Sellers in the Partially Owned Companies on the Effective Date. Purchaser 1 shall reimburse Seller 1 and Seller 6 or an Affiliate of either of them for purchase price payments under any such purchase agreements up to an amount of EURO 2.3 million in the aggregate. Such reimbursement shall be payable at Closing. If and to the extent Seller 1, Seller 6 or an Affiliate of either have paid less than EURO 2.3 million in the aggregate for the acquisition of all of the minority participations, Purchaser 1 shall in addition to the reimbursement under the preceding sentence pay 50% of the amount saved to Seller 1 and/or Seller 6 or an Affiliate of either of them, as the case may be. Should such Sellers or their Affiliates not have acquired all of the minority interests in the Partially Owned Companies prior to the Effective Date, Seller 1 shall be obliged to reimburse Purchaser 1 for all purchase price payments made for the acquisition of the remaining minority interests within a time period of five years after the Effective Date, if and to the extent that such purchase price payments together with the reimbursements under this Article 1.3 exceed an amount of EURO 2.3 million in the aggregate.

         Purchaser 1 shall take all appropriate and reasonable actions to keep the purchase prices low. For a period of one year after Closing, Purchaser 1 shall grant to Seller 1 and Seller 6 or an Affiliate designated by any of them, as the case may be, a power of attorney to represent and act on behalf of Purchaser in the purchase and acquisition of such minority interests for a purchase price of up to one times sales of the respective Partially Owned Company in the business year 2001 multiplied by the percentage of minority interests acquired in such Partially Owned Company of the total interests therein. For a period of one year after Closing, neither the Purchasers nor any of their Affiliates shall purchase the minority interests other than by Seller 1 or Seller 6 or the respective Affiliate exercising the power of attorney set forth in the preceding sentence. Seller 1 and Seller 6 or the respective Affiliate shall only be entitled to sign a purchase agreement or acquisition agreement on Purchaser 1's behalf if the purchase agreements and the acquisition agreements contain no obligations other than the obligation to pay the purchase price, the necessary implementation obligations or, with the consent of Purchaser 1 (such consent not to be unreasonably withheld or delayed), other obligations.

1.4 Seller 2, Seller 3, Seller 4, Seller 5, respectively, hereby sell and transfer to Purchaser 2, Purchaser 3, Purchaser 4 and Purchaser 5, respectively, who accept such sale, the Assets with effect as of the Effective Date whereby each of Seller 2, Seller 3, Seller 4 and Seller 5 only sells and transfers those of the Assets that are indicated as its Assets in Annex B and each of Purchaser 2, Purchaser 3, Purchaser 4 and Purchaser 5 only purchases those of the Assets that are sold by that Seller which is incorporated in the respective same jurisdiction as the respective Purchaser. If there are further requirements for the transfer of Assets, the Parties shall cooperate to effectuate such transfers on or without undue delay after Closing provided, however, that the respective Purchaser shall be considered beneficial owner of the respective Assets as from the Effective Date.

                        ARTICLE 2 - CONDITIONS PRECEDENT

2.1 This Agreement is subject to the condition precedent that in a General Assembly (Hauptversammlung) of Purchaser 1 at least 75% of the votes cast are cast in favour of this Agreement, that an auditor's opinion (Bericht des Grundungsprufers bei der Nachgrundung) has been obtained confirming the adequacy of the Adjusted Purchase Price and that this Agreement is entered into the commercial register of Purchaser 1, each in accordance with the provisions contained in Section 52 of the German Stock Corporation Act. Purchaser 1 shall convene and hold a General Assembly without undue delay after the signing hereof. The Purchaser's Parent undertakes to take all appropriate actions available to it to ensure that the General Assembly validly and effectively approves this Agreement.

2.2 This Agreement is subject to the condition precedent that (i) the Minister for Enterprise, Trade and Employment of the Republic of Ireland, or the Department of Enterprises, Trade and Employment stating in writing that she or it does not intend to make an order under
         Section 9 of the Mergers, Take-
         overs and Monopolies (Control) Act, 1978 (as amended) (the "Mergers Act") in relation to the proposed purchase of the Business, or (ii) if no such order is made and the Minister or the Department does not state in writing that she or it does not intend to make such an order, that the relevant period within the meaning of Section 6 of the Mergers Act elapses, or (iii) the Department of Enterprises, Trade and Employment having confirmed in writing that a merger filing is not required under Irish laws.

         If other filings with, or clearances by, antitrust or merger control authorities are necessary for the implementation of the Transaction, the parties will cooperate to meet these requirements whereby the Purchasers shall prepare the relevant filings and documentation. The Transaction shall not be completed until these requirements are met if any of the Parties would be in breach of applicable antitrust or merger control laws by proceeding without meeting these requirements.

         The Purchaser shall prepare all filings required under the Mergers Act or any other national or international applicable merger control laws. The Sellers shall assist the Purchasers in such filings and shall provide any and all information reasonably required for such filings. Any filings shall require the consent of Seller 1 prior to their submission to the respective authorities, such consent not to be unreasonably withheld.

2.3 Should the conditions precedent described in Articles 2.1 or 2.2 hereof not be fulfilled by February 28, 2002, Purchaser 1, on behalf of the Purchasers and the Purchaser's Parent, and Seller 1, on behalf of the Sellers and the Guarantor, are entitled to rescind this Agreement by written declaration to Seller 1 or Purchaser 1, as the case may be, with immediate effect. Notwithstanding the preceding sentence, should the auditor's opinion not have been issued by January 15, 2002, Purchaser 1, on behalf of the Purchasers and the Purchaser's Parent, and Seller 1, on behalf of the Sellers and the Guarantor, are entitled to rescind this Agreement by written declaration to Seller 1 or Purchaser 1, as the case may be, with immediate effect.

2.4      The parties are entitled to waive the condition precedent contained in
         Article 2.1 hereof at any time by mutual agreement, as they consider such condition precedent as a mere precautionary measure. However, none of the parties will be obliged to express such waiver.

                           ARTICLE 3 - PURCHASE PRICE

3.1 The Purchaser shall pay as a purchase price for the Business a base purchase price (the "Unadjusted Purchase Price") of

                                 EURO 30.5 mio.

              (in words: EURO thirty million five hundred thousand)

         that shall be adjusted in accordance with Article 3.2.

3.2      The Unadjusted Purchase Price shall be

         - increased by the amount of Cash of the Business on the Accounting Date; and

         - reduced by the amount of any Financial Debt of the Business on the Accounting Date in excess of a total amount of EURO 5 million owed to the Guarantor or any of its Affiliates (other than the Company, the Partially Owned Companies and the Subsidiaries); if and to the extent Financial Debt owed by the Business to the Guarantor or any of its Affiliates (other than the Company, the Partially Owned Companies and the Subsidiaries) falls short of EURO 5 million on the Accounting Date, the Adjusted Purchase Price shall be increased by the amount of such shortfall; and

         - reduced by the amount, if any, that the Net Asset Value of the Business (including all liabilities and accruals set forth in Annex B) as a whole falls short on the Accounting Date of EURO 0.

         The results of this computation shall be referred to as the "Adjusted Purchase Price" and together with the Unadjusted Purchase Price, the "Purchase Price."

3.3 Any amounts relating to Partially Owned Companies shall be accounted for in full, regardless of the fact that only Majority Interests in the total capital of the respective Partially Owned Company may be transferred. Cash, Financial Debt and Net Asset Value shall be determined on the basis of the Contract Accounts as established in accordance with Article 4.

3.4 The Purchase Price for the Business shall be paid by Purchaser 1 for all Purchasers, to Seller 1 for all Sellers. The Purchase Price shall be paid as follows: 97% of the Unadjusted Purchase Price shall be paid at Closing (the "Estimated Purchase Price"). Additionally, Purchaser 1 shall pay on account of the Company, the Partially Owned Company and the Subsidiaries to Seller 1 or as designated by Seller 1 at Closing an amount of EURO 5 million in settlement of the Financial Debt owed by the Business to the Guarantor or any of its Affiliates (other than the Company, the Partially Owned Companies and the Subsidiaries), which amount will be adjusted later in accordance with the following paragraph.

         Within seven German Banking Days after final determination of the Adjusted Purchase Price in accordance with Article 4, any amount by which the Adjusted Purchase Price (increased in accordance with the second hyphen of Article 3.2) exceeds the Estimated Purchase Price shall be paid by Purchaser 1 to Seller 1 and any amount by which the Estimated Purchase Price exceeds the Adjusted Purchase Price (increased in accordance with the second hyphen of Article 3.2) shall be reimbursed by Seller 1 to Purchaser 1. Furthermore, within seven German Banking Days after the final determination of the Financial Debt owed to the Guarantor or any of its Affiliates (other than the Companies, the Partially Owned Companies and the Subsidiaries) in accordance with Article 4, any amount by which such Financial Debt falls short of the amount of EURO 5 million paid by Purchaser 1 at Closing shall be reimbursed by Seller 1 to Purchaser 1. Such additional payments or reimbursements, as the case may be, shall be increased by interest at the rate of 5% p.a. for the period from the Effective Date to the date of actual payment of such additional amount or reimbursement, as the case may be. The interest is due and payable together with the principal amount. Different payment obligations payable at the same time under this Article 3.4 shall be netted.

3.5 Should the Purchase Price not be paid when due and payable under this Agreement, Purchaser 1 shall be (in derogation of section 284 para 3 of the German Civil Code) immediately in default without any further notice from Seller 1. In such case, Purchaser 1 shall be obliged to pay default interest in an amount of 5% p.a.

3.6 The Unadjusted Purchase Price is allocated to the Company, the Partially Owned Companies and to the Assets sold by Seller 2, Seller 3, Seller 4 and Seller 5 as follows:


         - DoubleClick International Internet Sales Ltd. shares        EURO 25,729,000

         - DoubleClick Danmark A/S shares                              EURO  2,840,000
         - DoubleClick Italy Srl shares                                EURO    489,000
         - DoubleClick Benelux BV shares                               EURO    953,000
         - DoubleClick Sweden AB assets                                EURO    104,000
         - DoubleClick Espana SL assets                                EURO     64,000
         - DoubleClick Norway AS assets                                EURO    103,000
         - DoubleClick France SARL assets                              EURO    218,000


3.7 The Parties to this Agreement assume that no value added or turnover tax is payable on the Unadjusted, the Estimated and the Adjusted Purchase Price. However, should it turn out that this Agreement or its implementation is -- contrary to the view of the parties -- subject to value added or turnover tax, Purchaser 1 shall pay the value added or turnover tax in addition to the Purchase Price under the Transaction. The value added or turnover tax is due and payable upon invoicing by any of the Sellers.

                         ARTICLE 4 - CONTRACT ACCOUNTS

4.1 A set of financial statements for the purposes of calculating the amount of Cash, Financial Debt and Net Asset Value as of the Accounting Date shall be drawn up for the Company, the Subsidiaries, the Partially Owned Companies and the Assets (the "Contract Accounts"). These Contract Accounts shall consist only of a pro forma consolidated statement of assets and liabilities of the Company, the Subsidiaries, the Partially Owned Companies and the Assets.

4.2 The Contract Accounts shall not reflect any of the amounts payable by the Companies, the Subsidiaries or the Partially Owned Companies to the Guarantor or its Affiliates (but excluding the Companies, the Subsidiaries and the Partially Owned Companies) other than Financial Debt of up to EURO 5 million.

4.3 Seller 1 shall prepare the Contract Accounts as soon as practicable after the Effective Date and in accordance with U.S. GAAP standards; any discretion shall be exercised in accordance with the same principles applied in the preparation of the respective consolidated annual accounts as of December 31, 2000 (the "Seller's Contract Accounts"). Seller 1 shall apply the care of a conscientious businessman in preparing the Seller's Contract Accounts, in particular with regard to including the liabilities of the Business in the Seller's Contract Accounts.

4.4 On the basis of the Seller's Contract Accounts, Seller 1 shall calculate the Purchase Price (including the respective amounts of Cash, Financial Debt, Net Asset Value) (the "Seller's Price Computation").

4.5 Seller's Price Computation together with the Seller's Contract Accounts shall be delivered to Purchaser 1 and Purchasers' Accountant immediately after they have been finalized, but in no case later than four weeks after the Effective Date.

4.6 Within four weeks after receipt of the Seller's Price Computation and the Seller's Contract Accounts, Purchaser 1 may object to such computation or accounts on the grounds that they do not correspond with U.S. GAAP standards or the provisions of Article 3 or Article 4 hereof, as the case may be; such objections may also be based on the grounds that judgement or discretion (to the extent available under U.S. GAAP standards) should have been exercised differently and shall address individual balance sheet line items or other positions indicating the amount by which the item or position objected to or the computation of the Adjusted Purchase Price should be changed in the view of Purchaser 1, and Purchaser 1 shall state the reasons or facts on which such objections are based. If appropriate, objections need to be raised by making changes to the Seller's Contract Accounts and by submitting such revised accounts (the "Purchaser's Contract Accounts") to Seller 1. In any event, Purchaser 1 shall issue a letter explaining in reasonable detail the changes made and the objections raised.

4.7 If and to the extent Purchaser 1 has not raised any objections pursuant to Article 4.6 above in the manner specified therein, the Seller's Price Computation and the Seller's Contract Accounts shall be deemed to be approved and shall be binding on all parties for the purposes of this Agreement.

4.8 If and to the extent Purchaser 1 objects pursuant to Article 4.6 above, Purchaser 1 and Seller 1, or, if so designated by Purchaser 1 or Seller 1, as the case may be, their accountants, shall endeavour to reach agreement on the points in dispute. If within two weeks after presentation of the objections, Purchaser 1 and Seller 1, or their accountants, do not agree, the points in dispute shall be referred to the KPMG office in Dublin as expert arbitrator (Schiedsgutachter) who shall then decide on the issues with binding effect for all parties. The expert arbitrator shall be bound by those items to which either Purchaser 1 has not objected or on which Seller 1 and Purchaser 1 have agreed; in its decision on each point in dispute, the expert arbitrator shall not go beyond the range of difference of opinions of Seller 1 and Purchaser 1. To the extent the dispute concerns the exercise of judgement or discretion, the expert arbitrator shall exercise such judgement or discretion himself as if he had had to prepare the Contract Accounts initially.

4.9 The parties hereto shall jointly instruct the expert arbitrator to decide on the points of dispute within four weeks of his appointment. The expert arbitrator shall give both Seller 1 and Purchaser 1 the opportunity to present their positions within one week of his appointment. The expert arbitrator shall then amend the Contract Accounts to reflect the adjustments, if any, on which Seller 1 and Purchaser 1 have agreed and those adjustments, if any, which the expert arbitrator has decided in the absence of such an agreement as being necessary or appropriate to comply with U.S. GAAP standards. The accounts so amended by the expert arbitrator shall then be the Contract Accounts for all purposes of this Agreement. The expert arbitrator shall compute the Adjusted Purchase Price on the basis of the Contract Accounts in their final form.

4.10 The fees of the expert arbitrator shall be borne by Seller 1 and Purchaser 1 in accordance with Section 91 of the German Civil Procedural Act (ZPO), i.e., in proportion to the amounts in which the position taken by their respective accountants is rejected by the expert arbitrator, such amounts to be calculated with reference to the impact on the Purchase Price.

          ARTICLE 5 - SPECIFIC PROVISION ON THE TRANSFER OF ASSETS AND
                                   EMPLOYEES

5.1 The parties agree and shall ensure that together with the Business all information stored in any form and relating to the operation of the European Media Business and in particular to all of its publisher customers and advertiser customers (the "Business Information") shall be transferred to the Purchasers at Closing, if and to the extent reasonably practicable. Further contracts and assets (other than those concluded or owned by the Company, the Subsidiaries and the Partially Owned Companies) shall only be transferred, if and to the extent they form part of the Assets.

5.2 The parties shall endeavour to obtain the consent of the respective creditors of the liabilities of Seller 2, Seller 3, Seller 4 or Seller 5 that are described in Annex B (including liabilities relating to accruals set forth in Annex B) to the assumption of such liabilities by the respective Purchaser. In any event the respective Purchaser 2, 3, 4 and 5, respectively, shall at Closing assume the liabilities as of Closing (including liabilities relating to accruals set forth in Annex B) of Seller 2, 3, 4 and 5, respectively, set out in Annex B hereto. The liabilities as of Closing of DoubleClick GmbH Deutschland, DoubleClick Europe Ltd. and DoubleClick International TechSolutions Ltd. set forth in Annex B hereto (including liabilities relating to accruals set forth in Annex B) shall be assumed by Purchaser 1. The Purchasers shall pay directly to the creditors of the liabilities described in Annex B hereto and assumed by the respective Purchaser at Closing. Purchaser 1 shall indemnify Seller 2, Seller 3, Seller 4 and Seller 5 against any amounts any of them pay on account of liabilities described in Annex B hereto and any other settlement (Erfullung) of these liabilities that is effected at their cost. Purchaser 1 shall reimburse Seller 1 for the account of DoubleClick GmbH Deutschland, DoubleClick Europe Ltd. and DoubleClick International TechSolutions Ltd. for payments by these entities of their liabilities as of Closing described in Annex B or any other settlement (Erfullung) of these liabilities that is effected at their cost. To the extent any obligations or liabilities not contained in a category Annex B transfer to the Purchasers by operation of law due to the acquisition of the Assets, Seller 1 will indemnify and hold harmless the Purchasers from any such obligations or liabilities.

5.3 The parties are aware that the transfer of contracts at Closing, which form part of the Assets (the "Contracts"), might require the consent of the respective third parties. Within a time period of three months after Closing the parties shall use reasonable efforts (bemuhen) to obtain such consent. If such consent cannot be obtained or can be obtained only under conditions which are materially disadvantageous for the respective Purchaser, the respective Seller shall, at its option, either (i) if possible, enter into a sub-rental or sublease agreement with the respective Purchaser, (ii) continue to act for the account of such Purchaser as a party to such agreement, or (iii) enter into any other reasonable agreement which ensures that the substantive commercial benefit and burden of such contract will be vested in such Purchaser. The obligation to support the Purchasers pursuant to this
         Article 5.3 by proceeding in accordance with one of the referenced options terminates one year after the Effective Date. Any liabilities arising out of or in connection with the Contracts shall, to the extent they are not assumed by the Purchasers under Article 5.2 hereof, be borne by the Parties on a pro rata temporis basis, i.e., by the respective Seller in as far as they relate to the time period before the Effective Date and by the respective Purchaser in as far as they relate to time periods after and including the Effective Date.

5.4 The Parties acknowledge that, on the Effective Date, the employees of Seller 2, Seller 3, Seller 4 and Seller 5 (each, a "Seller Employer"; each employee, an "Asset Employee") transfer by operation of law to Purchaser 2, Purchaser 3, Purchaser 4 and Purchaser 5, respectively (each, a "Purchaser Employer" of the relevant Asset Employee). The total number of Asset Employees of the Seller Employers on the Effective Date shall not exceed 41. The workforce of each Purchaser Employer will then be comprised of Asset Employees, and personnel hired by Purchaser Employer before the Effective Date (the "Workforce").

         If following the Closing, any Purchaser Employer concludes that the circumstances of the combined business require a reduction in Workforce and, in compliance with applicable law, determines that Asset Employees are included among those to be severed, then Purchaser Employer shall have the sole responsibility to sever such Asset Employees, subject only to the reimbursement obligations of Seller 1 set forth below. The Purchaser Employer shall undertake such actions in a manner designed to minimize potential liability and cost of the Purchaser Employers an the Seller Employers.

         Seller 1 shall reimburse Purchaser Employers for severance costs relating to a maximum number of members of the Workforce, whether or not they are Asset Employees. The maximum number of members of the Workforce for which Severance Expenses, as defined below, are reimbursed, is the number by which the total number of Asset Employees on the Effective Date exceeds 24. In the event that a Purchaser Employer severs a member of the Workforce on or prior to August 31, 2002, Seller 1 agrees to reimburse the respective Purchaser Employer for any liabilities, obligations, external costs and expenses related to severing such member of the Workforce, including without limitation the following: compensation paid during the notice period; severance payments paid (whether voluntarily or in compliance with court order); vacation payments; social benefit plan payments; payments in connection with the extension of mass termination rules; social security contributions and any outside counsel fees and court expenses incurred in connection with such individual's severance ("Severance Expense"). The obligation of Seller 1 to reimburse a Purchaser Employer under this
         Article 5.4 is limited to a maximum amount of EURO 31,000 ("Reimbursement Cap") per member of the Workforce severed by a Purchaser Employer hereunder. The reimbursements paid by Seller 1 under this paragraph shall constitute Restructuring Costs, that will in turn be reimbursed to Seller 1 under Article 14 and shall be credited against the maximum amount of EURO 3 million for such reimbursements.

         To seek reimbursement for a Severance Expense that has been paid for a member of the Workforce, the respective Purchaser Employer shall submit to Seller 1, acting on behalf of the Seller Employers, a request for reimbursement that identifies the relevant member of the Workforce and explains in reasonable detail the nature and amount of the expense paid, providing reasonable written evidence thereof ("Reimbursement Request"). Seller 1 shall review such Reimbursement Request. and shall within ten (10) German Banking Days either (i) reimburse the relevant Severance Expense to such Purchaser Employer, or (ii) inform the Purchaser Employer in detailed form of its basis for denying the Reimbursement Request (the "Approval Procedure").

         The parties agree that in the event that the employment relationship of less than 24 Asset Employees have been transferred to the Purchaser Employers on the Effective Date, Purchaser 1 shall reimburse the respective Seller Employer for all liabilities, obligations, external costs and expenses relating to such Asset Employees including the items defined as Severance Expenses above for an amount of up to EURO 31,000 for each such Asset Employee. Such Seller Employer shall be entitled to submit a Reimbursement Request to Purchaser 1. Purchaser 1 shall act in accordance with the Approval Procedure.

         The parties shall take all appropriate and reasonable actions to ensure that the Asset Employees transfer by operation of law on the Effective Date. The parties shall cooperate to resolve any dispute in a timely fashion. The undisputed portion of a Reimbursement Request shall in any event be paid promptly. Neither Seller 1 nor Purchaser 1 shall be required to reimburse for any Reimbursement Requests submitted after December 31, 2002.

5.5 Purchasers shall offer to six employees currently employed by DoubleClick GmbH Deutschland, DoubleClick Europe Ltd. or DoubleClick International TechSolutions Ltd. (to the extent they are part of the European Media Business) (the "D/UK Employers") the opportunity to continue to be employed in the European Media Business or any other business of any of the Purchasers at the terms and conditions customary for such employment at such Purchaser as of the Effective Date. The Purchaser shall ensure that as a result of the offers and their acceptance, the employment relationships with the respective current employer terminate by notice of the employees and without severance payment. The Parties shall agree on the names of the individual employees, to whom such offers shall be extended within one month after signing.

         Should employees in addition to these six employees referred to above transfer by operation of law from any of the "D/UK Employers" to any of the Purchasers, Seller 1 shall pay to the respective Purchaser for each such additional employee an amount of EURO 27,000 as a lump sum compensation for all costs and expenses that the Purchaser might incur or have to bear in respect of these employees. These amounts will be taken into account in connection with the accounting of the Restructuring Cost. Purchaser 1 shall indemnify D/UK Employers for any costs, expenses or obligations that relate to time periods starting on the Effective Date. With respect to those employees that have accepted the offer of the Purchaser, the Purchaser shall have no further claim against the Sellers and Purchaser 1 shall indemnify D/UK Employers for any costs, expenses or obligations that relate to time periods starting on the Effective Date. The Purchaser shall take appropriate and reasonable actions to mitigate such costs.

         Should less than these six employees accept the employment offered to them by the respective Purchaser, Purchaser 1 shall pay to Seller 1 for such shortfall an amount of EURO 27,000 for each such employee.

         The Parties shall cooperate in good faith and take all reasonable actions in order to keep the costs involved in the termination of any employees as low as possible.

        ARTICLE 6 - LEGAL RELATIONS BETWEEN SELLER AND THE COMPANIES AND
                            PURCHASER AND GUARANTOR

6.1 Except for Financial Debt of up to EURO 5 million, all obligations, liabilities and contracts between the Guarantor and its Affiliates (other than the Company, the Partially Owned Companies and the Subsidiaries) on the one hand and the Company, the Partially Owned Companies and the Subsidiaries on the other hand, which have not been completely fulfilled are listed in Annex 6.1 and shall terminate as of the Accounting Date, and Seller 1 shall procure that no other obligation or liability for the Company, the Subsidiaries and the Partially Owned Companies exists on the Accounting Date or arises thereafter with regard to the obligations, liabilities and contracts listed in Annex 6.1 other than those shown in the Contract Accounts.

6.2 Except for Financial Debt of up to EURO 5 million, all amounts payable by the Company, the Partially Owned Companies and the Subsidiaries to the Guarantor and its Affiliates (other than the Company, the Partially Owned Companies and Subsidiaries) shall be settled prior to the Accounting Date or waived at Closing.

6.3 Except with respect to Partially Owned Companies with regard to which Seller 1 or Seller 6 is unable to transfer title to the Majority Interests, Seller 1 shall procure that all members of supervisory boards and advisory boards and other similar bodies, nominated or elected by Seller 1 or any of its Affiliates (other than the Company, the Partially Owned Companies or the Subsidiaries) will resign from their respective positions with effect as from Closing and that no obligation or liability whatsoever will arise for the Company, the Subsidiaries or the Partially Owned Companies from such resignations, which is not shown in the Contract Accounts or has not been settled on or before the Accounting Date.

6.4 Purchaser 1 and DoubleClick International TechSolutions Ltd ("TechSolutions") shall, as of the Effective Date, enter into an agreement relating to the provision of DART Services to Purchaser 1 with the terms set out in the term sheet attached hereto as Annex 6.4 (the "DART Agreement"). This term sheet shall be binding.

                              ARTICLE 7 - CLOSING

7.1 The closing of the transaction (the "Closing") shall take place within five German Banking Days after the Conditions Precedent set out in
         Article 2 have been fulfilled or waived.

7.2      At the Closing,

         (a) Purchaser 1 shall pay the Estimated Purchase Price to Seller 1.

         (b) In addition, Purchaser 1 shall pay to Seller 1 or, such entity as it may so designate, an amount of EURO 3 million as an advance payment of the Sellers' claims for reimbursement of the Restructuring Costs.

         (c) Moreover, Purchaser 1 shall procure that at Closing an amount of EURO 5 million is paid to Seller 1 on account of the Company, the Partially Owned Companies or the Subsidiaries, as the case may be, in settlement of Financial Debt of the Business owed to the Guarantor or any of its Affiliates (other than the Company, the Subsidiaries and the Partially Owned Companies) (such amount to be adjusted in accordance with
                  Article 3.4 hereof).

         (d) Further, Purchaser 1 will pay the reimbursement and other payments under Article 1.3 to Seller 1 (including for the account of Seller 6 and any of their Affiliates).

         The Estimated Purchase Price shall be paid by wire transfer in immediately available funds to the bank account that Seller 1 will specify in accordance with the requirements of the bank guarantee to be provided by Seller 1 to Purchaser's Parent under the terms of the option agreement between the Guarantor, Seller 1 and Purchaser's Parent of even date. The amount of EURO 5 million shall be paid at Closing to the parties and in the amounts designated by Seller 1. The amount of EURO 3 million and the reimbursement and other payments, if any, under
         Article 1.3 shall be paid by wire transfer in immediately available funds to the bank accounts that Seller 1 will specify for this purpose. Any retention rights or rights to set-off with respect to the Purchase Price, regardless of their legal basis, shall be excluded. Section 454 of the German Civil Code shall not apply.

7.3      At Closing, Seller 1 shall ensure

         (a) the transfer to Purchaser 1 of legal and beneficial title to the Shares and its Majority Interests in DoubleClick Benelux Ltd. and DoubleClick Italy Ltd., as well as any relevant minority interests in these entities acquired under Article 1.3,

         (b) if issued, the delivery to Purchaser 1 of the duly endorsed share certificates for the Shares and its Majority Interests in DoubleClick Benelux Ltd. and DoubleClick Italy Ltd. as well as any relevant minority interests in these entities acquired under
             Article 1.3, and any available declarations of consent of the respective minority shareholders in these entities, expressing their consent to the transfer of the Majority Interests in DoubleClick Benelux Ltd. and DoubleClick Italy Ltd. to Purchaser 1 and to the accession of Purchaser 1 to any shareholder agreements,

         (c) the delivery to Purchaser 1 of validly executed declarations of resignation of the persons named in Article 6.3 (subject to Article 7.4),

         (d) the delivery to Purchaser 1 of documents evidencing the waiver of any outstanding payment obligations of the Companies, the Partially Owned Companies and the Subsidiaries to the Guarantor and its Affiliates (except to the Company, the Partially Owned Companies and the Subsidiaries) and

         (e) the delivery to Purchaser 1 of termination documents relating to all pre-existing contracts in accordance with Article 6.1 hereof.

         At Closing, Seller 6 shall ensure

         (f) the transfer to Purchaser 1 of legal and beneficial title to the Majority Interests in DoubleClick Danmark A/S as well as any minority interest in this entity acquired under Article 1.3, and

         (g) if issued, the delivery to Purchaser 1 of the duly endorsed share certificates for the Majority Interests in DoubleClick Danmark A/S as well as any relevant minority interest in this entity acquired under Article 1.3, as well as any available declarations of consent of the respective minority shareholders in the entity, expressing their consent to the transfer of the Majority Interests in DoubleClick Danmark A/S to Purchaser 1 and to the accession of Purchaser 1 to any shareholder agreements.

         Moreover:

         (h) At Closing, Seller 1 and Purchaser 1 shall issue a letter to an escrow agent selected by Seller 1 and reasonably acceptable to Purchaser 1 informing such agent that Closing has occurred.

         (i) At Closing and with effect as of the Effective Date, Purchaser 1 and TechSolutions shall enter into the DART Agreement. The Guarantor will use its influence over TechSolutions to ensure, to the extent permissible, that TechSolutions enters into the aforementioned agreement.

         (j) Seller 2, Seller 3, Seller 4 and Seller 5 shall take all necessary steps applicable under local law to transfer to Purchaser 2, Purchaser 3, Purchaser 4 and Purchaser 5, respectively, title to the assets mutually individualized, where necessary, by the parties on the basis of Annex B. Purchaser 1, Purchaser 2, Purchaser 3, Purchaser 4 and Purchaser 5, respectively, shall assume, as set out in Article 5.2, the liabilities as of Closing described as categories in Annex B. Direct or indirect possession to the assets determined on the basis of Annex B shall be transferred to the respective Purchaser on the Effective Date. Seller 1 on behalf of all Sellers, shall give Purchaser 1, on behalf of all Purchasers, five German Banking Days advance written notice to cooperate in determining the identity of the individual assets to the extent these are not unambiguously identified in Annex
                  B. If

                  Purchaser 1 fails to cooperate in that respect, Seller 1 shall use its reasonable discretion to identify the assets.

7.4 Should Seller 1 and/or Seller 6 be unable to transfer title to the Majority Interests and hand over any issued duly endorsed share certificates therefor at Closing, the respective Seller shall be entitled to transfer title and to hand over any issued share certificates within a time period of six weeks after the Closing. If title is transferred and any issued share certificates are handed over during such time period of six weeks, or with the consent of Purchaser 1, thereafter, such Partially Owned Company shall be excluded from the purchase price adjustment process described in Articles 3 and 4 and an additional purchase price adjustment shall take place with regard to such Partially Owned Company, whereby the day prior to the transfer of such Majority Interest shall be deemed the Accounting Date and the day of transfer the Effective Date. The Net Asset Values determined in the various purchase price adjustments described in the foregoing sentence shall be netted to achieve such Net Asset Value as would have been determined if only one purchase price adjustment had taken place. With regard to Articles 3 (with the exception of Article 3.1), 4, 6, 8, 9 and 14 through 16 hereof, and only to the extent these Articles apply to such Partially Owned Company, the date prior to the transfer of title to these shares shall be deemed the Accounting Date and the day of transfer the Effective Date, as the case may be, for the respective Partially Owned Company and any determination shall be made, and any time period shall start, separately.

         Should Seller 1 and/or Seller 6 not have ensured the transfer of title to the Majority Interests and handed over any issued duly endorsed share certificates within such additional time period, Purchaser 1 is entitled to exclude the respective Partially Owned Company from this Agreement. The Purchase Price shall then be reduced by the amount specified in Annex 7.4.

                               ARTICLE 8 - TAXES

8.1 Tax matters of the Company, the Partially Owned Company and the Subsidiaries concerning the period through Closing shall be handled by the Company, the Partially Owned Companies, the Subsidiaries and Purchaser 1 in agreement with Seller 1 and Purchaser 1 shall ensure that the interests of the Sellers and their Affiliates are taken into account and no tax returns shall be filed without the prior written consent of Seller 1, such consent not to be unreasonably withheld. Purchaser 1 shall procure that Seller 1 is given the opportunity to take part in all tax audits and all meetings with the tax authorities in the context of tax audits and tax assessments relating to the period until Closing, and to present their position to the tax authorities in writing. Upon the request of Seller 1 and at the cost of Seller 1, Purchaser 1 shall procure that all available remedies are used against tax assessments assessing Taxes for the period until Closing. Court proceedings for this period shall be conducted jointly by Purchaser 1 and Seller 1, and sentences 2 and 3 of this Article 8.1 shall apply mutatis mutandis. Purchaser 1 shall procure that a settlement, waiver or acknowledgement not be entered into or declared except with the consent of Seller 1, which shall not be unreasonably withheld. The same applies to binding declarations to the tax authorities.

8.2 Purchaser 1 undertakes to pay to Seller 1 an amount equal to all Taxes being reimbursed after the Accounting Date, if and to the extent that such reimbursements concern time periods or portions thereof prior to the Accounting Date.

8.3 Seller 1 undertakes to pay to Purchaser 1 an amount equal to all Taxes of the Business if and to the extent such Taxes relate to time periods or portions thereof ending on or before the Accounting Date and have not been paid in full by such date.

8.4 The amount payable under Article 8.2 is due and payable within two weeks after receipt of the reimbursement. The amount repayable under
         Article 8.3, if any, is due and payable within two weeks after the pertaining tax demand has become due and has been paid. Repayments received that relate to such tax demands by any of the Purchasers shall be passed on without undue delay to Seller 1.

8.5 Claims under Article 8.3 are subject to a limitation period of six months commencing on the date on which the pertaining tax demand has become non-appealable, however, in case of subsequent tax assessments and modification of previous tax assessments the limitation period commences on the day on which such subsequent or modified tax assessment becomes final and binding.

         ARTICLE 9 - REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby represent and warrant as an independent guarantee (Section 305 of the German Civil Code) that the following representations and warranties are correct as of the Date of Signing, unless indicated otherwise herein, subject to the exceptions disclosed in writing in the Annexes, all such exceptions to be referenced to a specific Article of this Agreement to which the exception relates or to otherwise be reasonably apparent that such disclosure relates to representations hereof not specifically referenced.

9.1      Enforceability, No Conflict

         Assuming due authorization, execution and delivery by the other parties to this Agreement and the conditions set forth therein being met, this Agreement constitutes a legal, valid and binding obligation of the Sellers and the Guarantor as of the Date of Signing and as of Closing, enforceable against the Sellers and the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefore may be brought. The Sellers and the Guarantor have all necessary corporate power, authority and capacity to execute this


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

         Agreement and to perform their obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of the Sellers and the Guarantor. Neither the execution of this Agreement nor the consummation or performance of any of the transactions contemplated thereby will contravene, in any material respect, any governmental authorization or order to which Sellers or Guarantor are bound or subject, any provision of Sellers' or the Guarantor's organizational documents, or any resolution adopted by the respective boards of directors or shareholders of any the Sellers or the Guarantor.

9.2      Corporate

9.2.1 On the Date of Signing and the Closing, the European Media Business is organized as set forth in Annex 9.2.1a. Annex 9.2.1b sets forth a true, correct and complete list of (a) the issued and outstanding share capital of each of the Company, the Partially Owned Companies and the Subsidiaries and (b) the direct or indirect participations of Seller 1 and Seller 6 in the Company, the Subsidiaries and the Partially Owned Companies. Direct or indirect participations of Seller 1 in the Company, the Partially Owned Companies and the Subsidiaries are validly created, are fully paid in and have not been repaid, neither openly nor concealed, are non-assessable, and are, other than the restrictions contained in the Articles of Association and the agreements listed in Annex 9.2.1c or other restrictions arising from statutory law, freely transferable and free of secondary or other obligations or restrictions. Any acquisition of minority interests in the Partially Owned Companies prior to Closing, as provided for in Article 1.3 hereof, shall not constitute a breach hereof.

9.2.2 Other than as set forth in Annex 9.2.2a, as of the Date of Signing and the Closing, no persons or companies hold any direct or indirect equity interest of any type whatsoever (including but not limited to sub-participations and silent partnerships) in the Company, the Subsidiaries or the Partially Owned Companies, and there are no claims for the granting of any such interest. All direct or indirect participations of the Sellers in the Company, the Subsidiaries and the Partially Owned Companies are free from any encumbrances and rights of third parties of any type whatsoever and there are no claims for the granting of such rights or the transfer of such participations. Other than as set forth in Annex 9.2.2b, with respect to the transfers envisaged by this Agreement, the shares in the Company, the Subsidiaries and the Partially Owned Companies are not affected by any change of control provisions, pre-emptive rights or rights of first refusal in the Articles of Association of the respective company, in any shareholder agreement or otherwise.

9.2.3 Except for (i) the Articles of Association of the Company and the Subsidiaries, or (ii) as set forth in Annex 9.2.3, or (iii) agreements or resolutions which Purchasers have caused to be binding after the Closing or contemplated by this Agreement, as of the Date of Signing and the Closing, there are no agreements or resolutions that will be binding upon the Purchasers following the Closing concerning (a) the corporate relationship between the Company, the

         Subsidiaries or the Partially Owned Companies and their shareholders (e.g., shareholders' agreements) or (b) the appointment of members of any board of the Company, the Subsidiaries or the Partially Owned Companies, nor are there any obligations to enter into such agreements or resolutions.

9.2.4 Annex 9.2.4 hereto contains a correct and complete list of (a) all managing directors of the Company, the Subsidiaries and the Partially Owned Companies, (b) all members of any supervisory or advisory board or similar bodies, if any, of the Company, the Subsidiaries and the Partially Owned Companies and (c) all general Powers of Attorney or similar grants of authorizations granted by the Company, the Subsidiaries and the Partially Owned Companies.

9.2.5 As of the Date of Signing, no bankruptcy, composition or insolvency proceedings have been commenced with regard to the Company, the Subsidiaries or the Partially Owned Companies, nor has a petition been filed for the commencement of bankruptcy, composition or insolvency proceedings.

9.3      Ownership

9.3.1 To the Best Knowledge of the Sellers and as of the Date of Signing, all tangible property material to the business of the Company, the Partially Owned Companies and the Subsidiaries and all tangible Assets set forth in Annex B are in good working condition, subject to normal wear and tear, and have been adequately maintained and serviced. The Company, the Partially Owned Companies and the Subsidiaries have title to all such tangible property and tangible Assets (that are material to their respective business), free and clear of any liens or encumbrances, except for those assets that are leased or licensed on normal market terms or which are subject to usual reservations of title by suppliers pending payment or other restriction or encumbrance in the ordinary course of business (collectively, the "Permitted Liens").

9.3.2 As of the Date of Signing and as of Closing, and except as set forth in Annex 9.3.2, the Company, the Partially Owned Companies and the Subsidiaries do not hold any interest in any enterprises other than the Subsidiaries and are under no obligation, contingent or otherwise, to acquire such interest.

9.3.3 With the consummation of the sale and transfer of the Shares, the Majority Interests, and the Assets, the Sellers will, except for any liens and encumbrances that the Purchaser or any of its Affiliates might have arranged for, have effected transfer of full, unrestricted and unencumbered title to the Shares, the Majority Interests, and, except for Permitted Liens, the Assets (excluding the Contracts and the liabilities thereof).

9.3.4 The Guarantor and its Affiliated Companies other than the Company, the Subsidiaries and the Partially Owned Companies do not hold any material participations in any enterprise other than the Company, the Subsidiaries and the Partially Owned Companies, which are engaged to a material extent in the EMEA Media Business, other than the companies listed in Annex 9.3.4.




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

9.4      Financial Statements

9.4.1 The pro forma consolidated statements of assets and liabilities of the Company, the Partially Owned Companies, and the Subsidiaries as of September 30, 2001 (collectively the "Financial Statements"), have been prepared with the care of a diligent business person and give a true and fair view, in all material respects, of the financial position of the Company, the Partially Owned Companies and the Subsidiaries as of the dates specified. The audited consolidated financial statements (balance sheets, profit and loss accounts and notes) of the Guarantor as of December 31, 1999 and 2000 as filed with the U.S. Securities and Exchange Commission (the "Audited Financial Statements") have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto). The Financial Statements are attached hereto as Annex 9.4.1.

9.4.2 The Audited Financial Statements give a true and fair view, in all material respects, of the consolidated financial position, result of operations and cash flows of the Guarantor and its Subsidiaries, as applicable, as of the respective dates thereof.

9.4.3 Subject to any reserves set forth in the Contract Accounts, the accounts receivable shown in the Contract Accounts represent bona fide claims against creditors for sales and other charges and are not subject to discount, except for normal cash and immaterial trade discounts the amount carried for doubtful accounts and allowances disclosed in the Contract Accounts or in the Financial Statements. The amount carried for doubtful accounts and allowances was calculated in accordance with U.S. GAAP standards.

9.4.4 Except for liabilities (a) set forth, or reserved against, in the Financial Statements, or the Audited Financial Statements (b) set forth in Annex 9.4.4, (c) disclosed pursuant to the provisions of this
         Article 9 or any annex modifying any representation and warranty set forth in this Article 9, or (d) incurred in the ordinary course of business consistent with past practice, none of the Company, the Partially Owned Companies or the Subsidiaries is subject to any liability (whether final or contingent) that a diligent business person would have been required to set forth in the Financial Statements and that would have a Material Adverse Effect.

9.5      Employees and Employee Benefits

9.5.1 Annex 9.5.1 lists each Employee Benefit Plan according to which the Employees (as defined below) are entitled to pension benefits as of the Date of Signing and the Closing.

9.5.2 As of the Date of Signing each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such

         Employee Benefit Plan and complies in form and in operation in all material respects with the applicable statutory requirements.

9.5.3 Except as provided for in the Contract Accounts, as of Closing all material contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan and all material premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan.

9.5.4 Annex 9.5.4.a hereto contains a complete and correct list as of the Date of Signing of all employees of the European Media Business (the "Employees"), showing the aggregate amount of annual salaries, the aggregate amount of bonuses paid for the first five months in 2001, and the number of Employees that are granted company cars. Annex 9.5.4.b lists the collective labor agreements (including shop agreements) applicable to the employees of the Company, the Partially Owned Companies and the Subsidiaries and all other existing agreements concluded between the Company, the Partially Owned Companies or the Subsidiaries and trade unions or works councils as of the Date of Signing.

9.5.5 Annex 9.5.5 sets forth the total number and the strike price of the stock options to the shares of the Guarantor that have been granted to the Employees and that are outstanding as of the Date of Signing. All of the stock options referenced in Annex 9.5.5 (i) to the extent they have not vested at the time the employer of the respective Employees ceases to be an Affiliate of the Guarantor will terminate at such time, and (ii) to the extent they are vested at such time, they will terminate no later than three (3) months following such time.

9.5.6 As of the Closing, all compulsory social security contributions and compulsory employment related social welfare, with regard to the employees of the Company, the Partially Owned Companies and the Subsidiaries have been paid by the respective employers when due and in full other than as disclosed in Annex 9.5.6..

9.6      Litigation

         Except as set forth in Annex 9.6, as of the Date of Signing, the Company, the Subsidiaries and the Partially Owned Companies are not a party to, nor to the Best Knowledge of the Sellers, have they been threatened with, any litigation, arbitration proceedings, administrative proceedings or investigations with a value individually of (i) more than EURO 50,000 with respect to debt collection matters or
         (ii) more than EURO 100,000 with respect to all other matters. As of the Date of Signing, the Company, the Subsidiaries and the Partially Owned Companies are not subject to any judgment, decree or settlement in any legal or administrative proceedings that restricts them in any material way in their regular current business activity as conducted on the Date of Signing.

9.7      Sureties

         Except as set forth on Annex 9.7, the Company, the Subsidiaries and the Partially Owned Companies have neither issued any guarantees, suretyships or any other similar securities for any other person's debenture loans, liabilities due to banks and financial institutions or the indebtedness for monies borrowed -with the exception of the Company, the Partially Owned Companies or the Subsidiaries, that has not terminated or expired, nor are they jointly and severally liable for obligations, for which any other person (including the Guarantor and its Affiliates, other than the Company, the Subsidiaries and the Partially Owned Companies) is primarily responsible.

9.8      Business Information

         With the consummation of this Agreement, the Purchasers will acquire ownership or access to any Business information that are necessary for the continuation of the European Media Business.

9.9      Insurance

         Annex 9.9 hereto sets forth a complete list of all material insurance coverage of the Company, the Subsidiaries and the Partially Owned Companies. As of the Date of Signing, the insurance contracts are in full force and effect, and have not been terminated and all premiums due have been paid.

9.10     Approvals and Licenses

         Except where the failure to do so would not have a Material Adverse Effect, the Company, the Subsidiaries and the Partially Owned Companies have obtained all administrative approvals, permits and licenses, which they require for the conduct of their business as it is conducted on the Date of Signing. As of the Date of Signing to the Best Knowledge of the Sellers no circumstances exist which would result in a revocation or limitation of the approvals, permits and licenses as a consequence of the consummation of this Agreement or which would lead to the imposition of conditions to the approvals, permits and licenses which, in each case, would cause a Material Adverse Effect as a consequence of the consummation of this Agreement.

9.11     Real Property

9.11.1 None of the Company, the Subsidiaries or the Partially Owned Companies owns any real property or has any interests in real property, other than set forth on Annex 9.11.2.

9.11.2 Annex 9.11.2 contains a true and complete list of all leases for real property to which the Company, the Subsidiaries and the Partially Owned Companies are a party as lessee.

9.12     Material Agreements

9.12.1 None of the Company, the Subsidiaries or the Partially Owned Companies are party to any one of the following agreements and commitments which have not yet been completely fulfilled (herein collectively "Material Agreements"):

         (i) loan and credit agreements, or other agreements or instruments evidencing indebtedness of any of the Company, the Subsidiaries or the Partially Owned Companies in excess of EURO 50,000.00 or securing such indebtedness such as pledges, guarantees, securities or letters of comfort and that will continue in effect or with respect to which any of the Company, the Subsidiaries or the Partially Owned Companies will have any liabilities after Closing;

         (ii) non-compete agreements that restrict any of the Company, the Partially Owned Companies or the Subsidiaries from operating the European Media Business as conducted on the Date of Signing;

         (iii) research and development agreements involving an amount in excess of EURO 20,000.00 per annum;

         (iv) trademark and know how license agreements which involve an amount in excess of EURO 20,000.00 per annum;

         (v) agreements relating to the acquisition or sale of interests in other companies or businesses (other than the Company, the Subsidiaries or the Partially Owned Companies);

         (vi) lease agreements other than car leases and the leases set forth in Annex 9.12.2, which, individually, provide for annual payments of EURO 30,000.00 or more;

         (vii) contracts or other agreements relating to construction or acquisition of fixed assets or other capital expenditures involving an amount in excess of EURO 50,000.00 per annum;

         (viii) contracts and other agreements to sell, lease or otherwise dispose of any assets owned by the Company, Subsidiaries or the Partially Owned Companies other than in the ordinary course of business or involving an amount in excess of EURO 50,000.00; and

         (ix) contracts providing for a payment obligation for or to the Company, the Partially Owned Companies or the Subsidiaries in excess of EURO 30,000.00 per annum that contain a provision that would entitle the other contracting party to terminate the contract as a result of the consummation of the transaction contemplated under this Agreement;

         except for the agreements and commitments listed or disclosed in Annex
         9.12.1 with an express reference to the individual subparagraph above.

9.12.2 Except as set forth in Annex 9.12.2, the Company, the Subsidiaries and the Partially Owned Companies have, as of the Date of Signing, complied with their obligations under the Material Agreements in all material respects. To the Best Knowledge of Sellers, the Material Agreements are valid and in full force. The transactions contemplated by this Agreement will not trigger any contractually agreed termination or similar rights for the other contracting party under any Material Agreement, except as set forth in Annex 9.12.2.

9.13     Customers/Suppliers

         Annex 9.13 contains a complete and correct list showing the names of the respective other parties of (a) the publisher customers, which made up 60% of the turnover of the European Media Business during the quarter ended September 30, 2001 (the "Top Publisher Contracts") (b) the 20 largest advertising customers (based on revenues of the European Media Business) for the year 2001 through September 30, 2001 and (c) the 20 largest vendors of the European Media Business for the year 2001 through September 30, 2001 and (d) all vendors of the Business which, for goods and services of any kind that are material to the operation of the business of the Business, are the sole source of supply (i.e., for which there is no alternative source at comparable conditions), for the year 2001 through September 30, 2001. The non-weighted average revenue split of the Top Publisher Contracts for the quarter ended September 30, 2001 was 65 % of revenues received for advertising on the respective web site payable to the Web Publisher. No guarantees with regard to payments to Web Publishers have been given in any of the Top Publisher Contracts. For the Top Publisher Contracts, no termination notice has been received as of September 30, 2001.

9.14     Public Grants

         The Company, the Subsidiaries and the Partially Owned Companies have not received any grants or subsidies from any governmental, state, municipal or EU authority.

9.15     Transaction Fees

         Other than as provided for in this Agreement, the Sellers, the Guarantor, the Company, the Subsidiaries, and the Partially Owned Companies do not have any obligation or liability to pay bonuses or other incentive payments to the directors and/or employees of the Company, Subsidiaries or Partially Owned Companies solely as a result of the consummation of the transaction contemplated hereunder for which the Purchasers, the Company, the Subsidiaries and/or the Partially Owned Companies would become liable.

9.16     IP/IT

         None of the Company, the Partially Owned Companies or the Subsidiaries has received notice from any person of any claims (i) challenging the validity, effectiveness or ownership by the Company, the Partially Owned Companies or the Subsidiaries of any of such person's intellectual property rights, or (ii) to the effect that the use or any other exercise of rights in such person's intellectual property rights by the Company, the Partially Owned Companies or the Subsidiaries through the Business or their agents or use by their customers infringes on any intellectual property right of any third party.

9.17     Material Adverse Effect

         For the purpose of this Article 9, "Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, business operations or assets of the Business, taken as a whole.

      ARTICLE 10 - BREACH OF REPRESENTATIONS OR WARRANTIES OF SELLERS AND
                       LIMITATION OF CLAIMS OF PURCHASER

10.1 If a representation or warranty contained in Article 9 of this Agreement is untrue or not complied with, Seller 1 shall, subject to the following provisions, compensate Purchaser 1 or -- at the choice of Purchaser 1 -- one of the other Purchasers or the affected Company, Partially Owned Companies or Subsidiaries for the damages suffered by Purchaser 1 or one of the other Purchasers or the affected Company, Partially Owned Companies or Subsidiaries as a result thereof.

10.2 Purchaser 1 shall inform Seller 1 of any alleged breach of a representation or warranty under Article 9 and shall set a deadline of at least one month to enable Sellers to restore conformity with this Agreement. No such request shall be required in case the Sellers are unable to restore conformity or finally refuse to do so.

10.3 Should Sellers fail, refuse or be unable to restore conformity pursuant to Article 10.2 above, Seller 1 shall pay such amount of money to Purchaser 1 or, at the choice of Purchaser 1, the respective Purchaser, Company, Partially Owned Companies or Subsidiaries, that is required to compensate the respective Purchaser, Company, Partially Owned Company or Subsidiary for the damage suffered as a result of the breach. With regard to representations and warranties that relate to Partially Owned Companies, the obligation to compensate for damages shall exist in the full amount of such damages. The legal principle of "Vorteilsausgleichung" shall apply even across the different beneficiaries named in the first sentence of this Article 10.3.

10.4 The Purchasers and the other beneficiaries shall take all appropriate and reasonable actions to mitigate the damages of Purchasers, the Companies, the Partially Owned Entities and the Subsidiaries.

10.5 Purchasers shall have claims based upon a breach of a representation or warranty only if the individual claim or a series of connected claims exceeds an amount of EURO 100,000 or the equivalent thereof in a foreign currency at the then current exchange rate, and, in addition, only if the aggregate amount of such claims exceeds EURO 500,000.

10.6 Unless provided otherwise herein, the claims of the Purchasers based upon a breach of a representation or warranty shall be time-barred on June 30, 2003, except for claims of Purchaser 1 arising out of Articles 9.2.1, 9.2.2 and 9.3.3 of this Agreement, which shall be time barred 5 years after Closing.

10.7 Claims of the Purchasers against the Sellers arising out of or in connection with a breach of a representation and warranty contained in
        Article 9, with the exception of claims arising out of a breach of Articles 9.2.1 second sentence or 9.3.3 (which shall be limited to the Adjusted Purchase Price), may not in their aggregate exceed the amount of EURO 5 Million. Except as expressly provided for in this Agreement, any and all claims of the Purchasers or Purchaser's Parent based on a breach of a representation and warranty contained in Article 9 hereof for specific performance, reduction (Minderung) of the purchase price, rescission, whether on the basis of the law of sales (Wandelung) or general principles (Anfechtung) and damages based on the violation of any pre-contractual obligations (culpa in contrahendo), positive breach of contract (positive Vertragsverletzung), tort (unerlaubte Handlung) or loss of the contractual basis (Wegfall der Geschaftsgrundlage) are excluded, to the extent permissible under mandatory statutory law.

           ARTICLE 11 - GUARANTEE (SELBSTANDIGES GARANTIEVERSPRECHEN)

The Guarantor hereby unconditionally and irrevocably guarantees to the Purchasers the due and punctual performance of all obligations of the Sellers hereunder and shall cause its Affiliates to take all actions necessary to fulfill the obligations of the Sellers contained herein. The guarantee shall be limited to those obligations that are explicitly set out herein. The Guarantor hereby waives any rights which it may have to require the Purchasers to proceed first against or claim payment from the Sellers.

                    ARTICLE 12 - IMPLEMENTATION, COOPERATION

12.1 The parties undertake, upon the request of any party, at any time after today and until six months after Closing and without further compensation to execute all reasonable documents in proper form and to take all reasonable measures which may still be necessary in order to consummate this Agreement.

12.2 Purchaser 1 and Guarantor shall ensure that all communications, oral or written, with their respective shareholders, customers, and employees regarding the Transaction or the General Assembly (together, "Transaction Communications") comply in all material respects with all applicable laws, and Purchaser 1 and Guarantor shall provide each other all information, reasonably requested by the respective other party and, without limiting the generality of the foregoing, Purchaser 1 and Guarantor shall ensure that none of the Transaction Communications contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

         Subject to the other paragraphs of this Article 12.2, neither Purchaser 1 nor Guarantor shall include in the written Transaction Communications any information with respect to the respective other party or its Affiliates or associates, the form and substance of which information shall not have been approved by the respective other party prior to such inclusion, such approval not to be unreasonably withheld or delayed.

         The parties shall apply procedures that allow the respective other party appropriate time to review the Transaction Communications whereby the legal requirements and circumstances shall be taken into account. With regard to the invitation to the General Assembly of Purchaser 1 that will decide on the Agreement, Purchaser 1 will submit the draft invitation to Seller 1 and the Guarantor, and enable Seller 1 and Guarantor to participate in the internal coordination and approval process of Purchaser 1. Should Purchaser 1 on the one hand and Seller 1 and Guarantor on the other hand not agree on the final invitation within the timeframe envisaged for the internal review by the Purchaser, Purchaser 1 shall have the right to decide which version of the invitation will finally be published.

         With regard to any other publication or communication, the parties shall consult with each other prior to making such publication or communication.

12.3 Purchaser 3, that will assume a lease agreement, will offer to and agree with an Affiliate of Seller 1 on the sub-lease of those parts of the leased space that are currently used by Seller 3 for its "tech business" and Guarantor will ensure that one of its Affiliates enters into a sublease agreement with regard to such space on a back-to-back basis.

                           ARTICLE 13 - ADVISORS COST

13.1 Purchaser 1 shall reimburse to Seller 1 all costs that any of the Sellers or the Guarantor might incur or have incurred for their external legal, tax or financial advisers (including investment banks) in connection with the preparation, negotiation and implementation of the Transaction and other costs or expenses incurred in this context up to a maximum amount of EURO 750,000 (the "Advisors Costs"), which shall include any fees, expenses, internal costs and applicable and payable taxes.

13.2 Seller 1 shall evidence such Advisors Costs by submitting to Purchaser 1 lists of such Advisors Costs including reasonable evidence thereof. Reimbursement payments are to be made by Purchaser 1 within one week after receipt of any list with such reasonable evidence.

13.3 Neither the Company, the Partially Owned Companies nor the Subsidiaries will have at Closing any obligation or liability to pay any fees or commissions to any investment banker, broker, finder or other intermediary as a result of the consummation of the transaction contemplated hereunder. Seller 1 shall reimburse the respective payor for payments made, if and to the extent such payment obligations are not reflected in the Contract Accounts.

                        ARTICLE 14 - RESTRUCTURING COSTS



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

14.1 The Sellers may following the execution of this Agreement restructure and terminate their business operations, in particular by terminating employment relationships or other agreements. The Sellers shall inform Purchaser 1 of any such actions in advance and Purchaser 1 shall have the right to consent to such actions, such consent not to be unreasonably withheld or delayed. Any negative effects that such restructurings or terminations might have on the Business shall not give rise to rights of the Purchasers or Purchaser's Parent, provided the Sellers have acted reasonably and taken the interests of the Purchasers and the Business reasonably into account.

         The Sellers, the Guarantor or any of their Affiliates might make payments to third parties in the restructuring of (i) their "tech business" in Europe as a direct result of the implementation of this Agreement or (ii) the closure of those parts of the European Media Business that are not sold under this Agreement or (iii) those parts of the European Media Business that are sold under this Agreement in accordance with Article 14.1 hereof (the "Restructuring Costs"). A list of potential Restructuring Costs is attached hereto as Annex 14.2a. In addition, the payments made by Seller 1 under Articles 5.4 and 5.5 hereof shall be deemed Restructuring Costs for the purposes of this
         Article 14. Restructuring Costs shall be costs, obligations and liabilities that relate to Seller 1, the Guarantor and the Affiliates of Seller 1 and the Guarantor only in Germany, Sweden, Norway, Spain, France, Ireland, the United Kingdom and the United States of America. An estimate of the Restructuring Costs, showing the expected severance payments for the individual employees as well as other expected costs, is attached hereto as Annex 14.2b. Restructuring Costs may include payments made by the Sellers, the Guarantor or any of their Affiliates prior to the Effective Date provided, however, that Closing occurs.

14.2 The Sellers shall take all reasonable actions to mitigate such Restructuring Costs. Purchaser 1 shall reimburse to the Sellers, the Guarantor and any of their Affiliates the Restructuring Costs up to a maximum amount of EURO 3 million. The reimbursement obligation of Purchaser 1 is limited to Restructuring Costs which the Guarantor and its Affiliates were obliged to pay out, or actually paid out, to the respective third parties by August 31, 2002 or, with regard to lease related expenses, by December 31, 2002. No reimbursement is granted with regard to payments effectuated after such date.

14.3 The parties understand that 17 employees of DoubleClick International Internet Advertising Ltd. will transfer by operation of law to Purchaser 1. Costs related to these employees will be borne by Purchaser 1 as of Closing. Should contrary to the understanding of the parties, these employees not transfer to Purchaser 1 and DoubleClick International Internet Advertising Ltd. incur Restructuring Costs in connection with or for these employees, or should DoubleClick International Internet Advertising Ltd. incur Restructuring Costs in respect to them prior to Closing, Purchaser 1 will pay DoubleClick International Internet Advertising Ltd. an amount of EURO 27,000 per employee as a lump sum payment. These costs will not account




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

         against the maximum amount of EURO 3 million and be paid by Purchaser 1 in addition thereto.

14.4 Purchaser 1 shall provide security for its obligation to indemnify and reimburse under this Article 14 by payment of an advance in the amount of EURO 3 million to Seller 1 at Closing. Any interest earned on such advance shall be for the benefit of Seller 1 in addition to the maximum amount. Seller 1 shall evidence the Restructuring Costs by submission to Purchaser 1 of one or more lists of all Restructuring Costs, including reasonable evidence. The Purchaser is entitled to have any payments by the beneficiaries under this Article 14, for which they request reimbursement hereunder, and any related documentation reviewed by an accountant of its choice. Seller 1 shall provide such accountant with all documents and information reasonably requested by him. The balance, if any, remaining on the EURO 3 million, following accounting by Seller 1 of all Restructuring Costs, shall be due to Purchaser 1 on December 31, 2002.

               ARTICLE 15 - CONDUCT OF BUSINESS/FURTHER COVENANTS

15.1 Subject to Articles 14.1 and 14.2 and the acquisition of minority interests in the Partially Owned Companies as provided for in Article
         1.3 hereof, as from the date hereof until Closing, Seller 1 shall procure that the Companies, the Partially Owned Companies and the Subsidiaries shall

         - conduct their business in the ordinary course of business consistent with past practices;

         - to the best of their ability maintain, keep and preserve their assets and their employee, customer and supplier relations;

         - not declare any dividend or dividend distributions except for dividends relating to the period up to and including the Effective Date;

         - not carry out or effect any capital expenditures or other investments.

15.2 After the Closing and upon the reasonable request of the Purchasers, the Sellers shall assist for a transitional period of six months the Purchasers in any matters relating to the continuation of the Business after Closing and its transfer from the Sellers to the Purchasers. Purchasers shall reimburse Sellers for any costs and expenses incurred in such assistance on a cost basis.

15.3 To the extent the Sellers and its Affiliates should still hold any customer contracts or related information, which were accidentally omitted by both parties in this transaction and which are primarily related to the European Media Business after the Closing hereof, Seller 1 hereby undertakes to ensure that such contracts or information are transferred upon the request of Purchaser 1, to Purchaser 1 or any of its direct or indirect majority owned subsidiaries, within one year after Closing without any further consideration or compensation.




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

                     ARTICLE 16 - NON-COMPETITION COVENANTS

16.1 For a period of two (2) years from the Closing Date, neither Seller 1 nor Guarantor nor any of their majority owned subsidiaries shall, directly or indirectly, engage in any of the following activities: (i) operating a Seller Prohibited Network; (ii) selling advertising inventory on an Ad Network to a Seller Prohibited Advertiser; (iii) providing (whether brokering, renting or otherwise) to a Seller Prohibited Advertiser for the purpose of sending such advertiser's marketing offers via email, lists of email names, whether these names are owned by Seller, Guarantor, any Affiliate, or an unaffiliated third party (subsections (i) through (iii), collectively, "EMEA Media Business"). Notwithstanding the foregoing, it shall not be deemed a breach of this Article 16.1 for Seller 1 or Guarantor, or any of their Affiliates, to acquire a company or business that engages in EMEA Media Business activities, so long as Seller 1 or Guarantor, or the relevant Affiliate, gives Purchaser 1 the opportunity to purchase on arm's-length terms that portion of the company or business engaged in the EMEA Media Business. Should Seller 1, the Guarantor, or the respective Affiliate on the one hand, and Purchaser 1 on the other hand not agree on an arm's-length price or any other terms of such purchase agreement, the price shall be determined by an independent arbitrator (Schiedsgutachter). The independent arbitrator shall be a major international accounting firm ("Big Five Firm") jointly agreed upon by the respective parties to such purchase agreement, or if they cannot agree on the person of the independent arbitrator, be appointed by the competent court of law. The independent arbitrator's decision shall be final and binding upon the respective parties of such purchase agreement. For the avoidance of doubt, this Article 16.1 shall not restrict the activities of any future parent of Guarantor, but shall continue to bind Guarantor, its majority owned subsidiaries, and those entities to which Guarantor transfers its Media Business, that are not active in the Media Business in Europe on the date of the transfer, and in which Guarantor holds at least a ten percent (10 %) interest. Nothing in this Agreement shall be deemed to restrict Seller 1 or Guarantor or their Affiliates from conducting anywhere in the world their respective "tech businesses," including their respective Internet ad delivery, targeting technology and email ad delivery services businesses. The obligations under this Article 16.1 shall not apply to the Affiliates of any third party that merges into the Guarantor or into which the Guarantor is merged or that acquires control over the Guarantor.

16.2 For a period of eighteen (18) months from the Effective Date, neither Purchaser nor any of its majority owned Subsidiaries shall, directly or indirectly, engage in any of the following activities: (i) operating a Purchaser Prohibited Network; (ii) selling advertising inventory on an Ad Network to a Purchaser Prohibited Advertiser; (iii) providing (whether, brokering, renting or otherwise) to a Purchaser Prohibited Advertiser for the purpose of sending such advertiser's marketing offers via email, lists of email names, whether these names are owned by Purchaser, any Affiliate, or an unaffiliated third party; or (iv) performing Internet advertising delivery services or email advertising delivery services on behalf of third parties (other than the delivery of e-mail newsletters as a de minimis part of Purchaser 1's business).



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

         Notwithstanding the foregoing, it shall not be deemed a breach of this
         Article 16.2 for Purchaser to continue to engage in those cross-selling arrangements provided for in its agreements with the parties for the territories listed in Annex 16.2, in the form in effect as of the Date of Signing; provided that, such agreements may not be amended in any significant respect or renewed without Seller's consent, which shall not be unreasonably withheld or delayed.

          ARTICLE 17 - LIMITATION OF LIABILITY/EXCLUSION OF RESCISSION

17.1 Damage claims of the Purchasers and Purchaser's Parent against Sellers under this Agreement are limited to an aggregate maximum amount of EURO 7 Million. Payments made by the Sellers under Article 10 hereof, with the exception of claims based on a breach of Articles 9.2.1, second sentence, or 9.3.3, shall reduce such maximum amount. No such cap shall apply to any claims for specific performance.

17.2 To the extent legally permissible, except as expressly provided for in this Agreement, any and all claims of the Parties for a rescission, termination or other reversal of this Agreement shall be excluded.

                          ARTICLE 18 - COSTS AND TAXES

Any transfer taxes, fees and charges including those incurred in connection with the General Assembly meeting, the auditor's opinion, the antitrust clearances, governmental approvals, filings and the like payable in connection with the signing and implementation of this Agreement shall be borne by Purchaser 1. Any Irish stamp duties are to be borne by Seller 1.

                           ARTICLE 19 - MISCELLANEOUS

19.1 This Agreement is governed by the laws of the Federal Republic of Germany except for the Uniform Code on the International Sale of Goods.

19.2 Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if made in writing unless a notarial deed is legally required. This shall also apply to any change of this provision.

19.3 Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

19.4 All disputes arising under or in connection with this Agreement or any other agreement executed in connection herewith or in consummation hereof shall be finally settled by the courts of Frankfurt am Main.

19.5 The headings in this Agreement shall not affect the interpretation thereof. Unless explicitly noted otherwise, references to Articles and Annexes shall be to Articles and Annexes of this Agreement.



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

19.6 All notices, requests, consents, approvals or other communications hereunder shall be delivered by hand or by courier or by facsimile transmission addressed as follows (or to such other person or destination as a party may indicate by notice to the other parties):

         To Seller 1, on behalf of the Sellers:

                  Channon Management Limited
                  c/o Harney Westwood & Riegels
                  Craigmuir Chambers
                  P.O. Box 71
                  Road Town
                  Tortola
                  British Virgin Islands
                  Attention:  Director and Wendy Walker, Esq.

                  With a copy to:
                  Channon Management Limited
                  c/o DoubleClick Inc.
                  450 West 33rd Street, 16th floor
                  New York, NY 10001
                  U.S.A.
                  Attention:  General Counsel

                  And a copy to:
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Frankfurter Welle
                  An der Welle 5
                  60322 Frankfurt am Main
                  Germany
                  Attention:  Matthias Horbach, Esq.


         To Guarantor:

                  DoubleClick Inc.
                  450 West 33rd Street, 16th floor
                  New York, NY 10001
                  U.S.A.
                  Attention:  Chief Executive Officer

                  With a copy to:
                  DoubleClick Inc.
                  450 West 33rd Street, 16th floor
                  New York, NY 10001 U.S.A.
                  Attention:  General Counsel

                  And a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Frankfurter Welle
                  An der Welle 5
                  60322 Frankfurt am Main
                  Germany
                  Attention:  Matthias Horbach, Esq.


         To Purchaser 1, on behalf of the Purchasers:

                  AdLINK Investment Media AG
                  Attn: Chief Financial Officer/Finanzvorstand
                  Elgendorfer Strasse 57
                  D-56410 Montabaur
                  Germany


         To Purchaser's Parent:

                  United Internet AG
                  Attn: Chief Financial Officer/Finanzvorstand
                  Elgendorfer Strasse 57
                  D-56410 Montabaur
                  Germany


19.7 Should any provision of this Agreement be or become invalid or unenforceable, the validity of the remainder of this Agreement shall not be affected thereby. In lieu of the invalid or unenforceable provision, a fair provision shall apply which, to the extent legally permissible, comes as close as possible to what the parties had intended or would have intended according to the spirit and purpose of this Agreement if they had considered the matter at the time this Agreement was executed. The same applies if the provision is invalid because of the stipulated scope or time period.

19.8 This Article 19 shall apply to all Annexes to this Agreement accordingly, except as provided otherwise.



November 12, 2001, Frankfurt am Main




ADLINK INTERNET MEDIA AG:

/s/ Erhard Seeger                                    /s/ Michael Kleindl
-----------------------------                        --------------------------

ADLINK INTERNET MEDIA AS:

/s/ Martin Oltmanns
-----------------------------



ADLINK INTERNET MEDIA SA:

/s/ Martin Oltmanns
-----------------------------



ADLINK INTERNET MEDIA AB:

/s/ Martin Oltmanns
-----------------------------



ADLINK INTERNET MEDIA S.L.U.:

/s/ Martin Oltmanns
-----------------------------



UNITED INTERNET AG:

/s/ Richard Seibt
-----------------------------



CHANNON MANAGEMENT LIMITED:

/s/ Elizabeth Wang
-----------------------------



DOUBLECLICK NORWAY AS:

/s/ Elizabeth Wang
-----------------------------



DOUBLECLICK FRANCE SARL:

/s/ Elizabeth Wang
-----------------------------

DOUBLECLICK SWEDEN AB:

/s/ Elizabeth Wang
-----------------------------



DOUBLECLICK ESPANA SL:

/s/ Elizabeth Wang
-----------------------------

DOUBLECLICK SCANDINAVIA AB:

/s/ Elizabeth Wang
-----------------------------



DOUBLECLICK INC.:

/s/ Elizabeth Wang
-----------------------------